Exhibit 99.1

PRESS RELEASE

11/01/17

Carlisle Companies Incorporated Completes Purchase of Accella Performance Materials

SCOTTSDALE, ARIZONA, November 1, 2017 — Carlisle Companies Inc. (NYSE:CSL) announced today that it has completed the purchase of Accella Performance Materials for $670 million in an all-cash transaction, pursuant to the previously announced purchase agreement with Arsenal Capital Partners.

Accella Performance Materials, a premier specialty polyurethane growth platform with approximately $430 million dollars of annual net sales, is headquartered in Maryland Heights, Missouri. Accella adds a new platform for Carlisle bringing significant revenue and cost synergies to CCM, and creates the opportunity to pursue additional adjacencies within the $15 billion dollar global construction related polyurethane market. The acquisition of Accella contributes to CCM’s well-established strategy of providing customers with high quality, innovative solutions for building envelope applications.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a diversified, global portfolio of niche brands and businesses with highly engineered and high margin products. Carlisle is committed to generating superior shareholder returns by combining a unique management style of decentralization, entrepreneurial spirit, active M&A, and a balanced approach to capital deployment, all with a culture of continuous improvement as embodied in the Carlisle Operating System. Carlisle’s markets include: commercial roofing, agriculture, mining, construction, aerospace, defense, foodservice, healthcare, sanitary maintenance, transportation, industrial, protective coating and auto refinishing. Carlisle’s worldwide team of employees generated $3.7 billion in net sales in 2016. Learn more about Carlisle at www.carlisle.com.

CONTACT:                               Steven J. Ford

Vice President of Investor Relations, Secretary and General Counsel

Carlisle Companies Inc.

(480) 781-5000

www.carlisle.com